Exhibit 10.1

TAX ALLOCATION AGREEMENT

This Agreement made and entered into this 1st day of April, 2013, by and between Allegiance Bancshares, Inc., a Texas corporation and registered one-bank holding company (hereinafter referred to as “Parent”), and Allegiance Bank Texas, a Texas commercial banking corporation (hereinafter referred to as “Bank Subsidiary”).

WHEREAS, Parent owns 100% of the issued and outstanding capital stock of Bank Subsidiary; and

WHEREAS, Parent and Bank Subsidiary have filed or plan to file consolidated federal income tax returns for year 2008 and have filed or plan to file consolidated income tax returns for all future years; and

WHEREAS, Bank Subsidiary is primarily liable for the payment of all federal income tax liabilities of the consolidated group; and

WHEREAS, the taxable losses, if any, of the Parent or any other member of the consolidated group will in effect reduce the aggregate tax liability of the consolidated group resulting in a tax benefit to the consolidated group as a whole; and

NOW, THEREFORE, in consideration of the mutual promises and agreements of the parties hereto as set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Computation of Tax Liability. Bank Subsidiary shall compute and accrue its separate liability or benefit, if applicable, for federal income taxes. Such computation shall take into account all taxable income and tax deductible expense items of Bank Subsidiary only and shall give full effect to any tax credits earned by Bank Subsidiary only; such computation shall be performed so as to compute the separate tax liability or tax benefit of Bank Subsidiary independent of any other members of the consolidated group. Such computation shall follow generally accepted accounting principles of accrual accounting. The Bank Subsidiary shall pay Federal consolidated quarterly estimates on or around the dates [the 15 day of April, June September, and December each year] on which corporations are obligated to make estimated income tax payments. Not later than 10 days after filing Federal consolidated income tax returns. Parent and Bank Subsidiary shall make final settlement of the prior year’s tax liability.

2.

Allocation of Tax Benefits. In the event that any member of the consolidated group shall incur net federal income tax losses or net federal income tax credits which shall result in a net tax benefit (or tax savings) to the consolidated group as a whole, the respective member producing such net tax benefit shall receive such net tax benefit. In the event that more than one member of the consolidated group shall produce net federal income tax losses or net federal income tax credits which shall result in net tax benefits to the consolidated group as a whole, the respective members producing such net tax benefit shall receive such net tax benefit proportionately (i.e., each such member shall receive net tax benefits in the same proportion as such member’s net federal income tax losses relate to all member’s net federal income tax losses giving rise to the aggregate tax benefit or as such member’s net federal income tax credits relate to all member’s net federal income tax credits giving rise to the aggregate tax benefit). Not later than 10 days after filing a consolidated federal income tax return, each member of the consolidated group producing net tax benefits benefiting the consolidated group as a whole shall be entitled to receive their pro rata share of any such tax benefits allocable to such member, computed as described above. In the event Parent elects to not receive a tax benefit for its prior year’s net taxable federal income tax losses, Bank Subsidiary shall consider the tax benefit amount as a capital contribution per Call Report instructions.

3.	Deferred Taxes. No Bank Subsidiary shall have any obligation to pay up to the Parent any portion of their respective federal income tax liability which is properly deferred in accordance with generally accepted accounting principles until such time as such deferred taxes shall become currently payable.

4.	Surtax Exemption. The surtax exemption, if any, allocable to the consolidated group shall be allocated in a manner deemed most equitable to all members of the consolidated group, unless any federal laws or regulations applicable to the consolidated group require different treatment of such surtax exemption, in which event the surtax exemption, if any, will be allocated among the members of the consolidated group in proportion to the separate income tax liabilities of the various members of the consolidated group, computed as set forth above. In such event, members of the consolidated group having zero or negative federal income tax liabilities shall be entitled to no portion of the surtax exemption allocation.

5.	Additional Members. If any time Parent or any subsidiary acquires or creates another subsidiary which is an includable corporation in the consolidated federal income tax returns to be filed for the consolidated group, it shall be subject to this agreement on the same terms and conditions as Bank Subsidiary if it is a subsidiary of a bank.

6.	Tax Preferences and Minimum Taxes. In the event that the consolidated group is subject to an alternative minimum tax or any similar minimum tax computation resulting in an increase in the aggregate tax liability of the consolidated group, such additional tax liability shall be allocated among the members of the consolidated group in proportion to the tax preference items or other taxable components giving rise to such additional tax liability. Such members (the members whom the additional tax liability is allocated) shall be liable to pay such tax liability to the Parent notwithstanding that such payment may result in such members paying aggregate taxes to the Parent in excess of the aggregate taxes which such member would pay if its taxes were computed on an entirely separate basis.

7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto to the same extent as if such successor had been an original party to this agreement.

8.	Effective Date. This Agreement is entered into the date and year first above written to be effective as of January 1, 2008. This Agreement is not applicable to partial year tax periods and returns for such periods and it is specifically understood and agreed that such tax periods and returns and the allocation of tax liabilities and benefits related thereto shall be governed by the respective prior tax allocation agreements of each entity.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

Allegiance Bancshares, Inc. Bank Holding Company	Allegiance Bank Texas Bank Subsidiary

George Martinez, Chairman Officer Name and Title	Steven F. Retzloff, Chairman Officer Name and Title

/s/ George Martinez Officer Signature	/s/ Steven F. Retzloff Officer Signature